TECHNE CORPORATION ANNOUNCES THAT DR. KAREN A. HOLBROOK HAS ACCEPTED A SEAT ON TECHNE'S BOARD

Minneapolis/February 12, 2007/--Techne Corporation (NASDAQ: TECH) today announced that Dr. Karen A. Holbrook has accepted a Director position on Techne's Board of Directors. Dr. Holbrook's initial term will begin immediately and run through October 25, 2007. Techne's shareholders reelect all Directors on an annual basis.

Dr. Holbrook has been the president of The Ohio State University since
October 1, 2002.   Under her direction, the University has realized its
vision of being one of the top-ranked research and teaching universities in the country. Ohio State's sponsored research funding is more than $650 million and it now ranks eighth among public universities in research
expenditures.   She will be resigning this position in June of 2007.
Dr. Holbrook came to Ohio State from The University of Georgia, where she served as senior vice president for academic affairs and provost, as well as professor of cell biology and adjunct professor of anatomy and cell biology and medicine at the Medical College of Georgia.

Before that, Dr. Holbrook served at the University of Florida at Gainesville as vice president for research and dean of the Graduate School, as well as professor of anatomy and cell biology and medicine (dermatology). She spent the majority of her academic career as a professor of biological structure and medicine at the University of Washington School of Medicine, where she gained a national reputation for her expertise in human fetal skin development and genetic skin disease and was a National Institutes of Health
(NIH) Merit awardee. She also served as associate dean for scientific affairs.

Dr. Holbrook has served on the Huntington Bancshares, Inc. (NASDAQ: HBAN) Board of Directors since 2004. In January 2007, she was appointed as a member of the Advisory Committee to the Director of the NIH. Dr. Holbrook also serves on several non-profit boards, such as the American Association for the Advancement of Science and the Association of American Medical Colleges, among many others.

Dr. Holbrook earned her B.S. and M.S. in zoology from the University of Wisconsin-Madison. After teaching biology at Ripon College, she earned a Ph.D. in biological structure from the University of Washington School of Medicine where she pursued postdoctoral training in the Department of Medicine, Division of Dermatology.

Mr. Thomas E. Oland, TECHNE's Chairman and CEO, said "I am extremely pleased with Dr. Holbrook's decision to accept a position on Techne's Board. We are very fortunate to have a person of her caliber on our Board. I am very confident that she will make a significant contribution to our future success."


Forward Looking Statements:
This press release may contain forward-looking statements within the meaning of the Private Litigation Reform Act. Forward-looking statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, the retention of hematology OEM (private label) and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in this release due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.
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Techne Corporation has two operating subsidiaries: Research and Diagnostic
Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has two subsidiaries, Fortron Bio Science, Inc. (Fortron), located in Minneapolis, and BiosPacific, Inc. (BiosPacific), located in Emeryville, California. Fortron develops and manufactures antibodies and BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. R&D Europe is a distributor of biotechnology products.

Contact:   Greg Melsen, Chief Financial Officer
           Kathy Backes, Controller
        (612) 379-8854